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                                                                     EXHIBIT 4.5



         This AGREEMENT OF REMOVAL, APPOINTMENT AND ACCEPTANCE, dated as of March 28, 2003, by and among DOLE FOOD COMPANY, INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Issuer"),
J. P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, successor in interest to Chemical Trust Company of California, a banking association duly organized and existing under the laws of the United States of America and having its principal corporate trust office at 560 Mission Street, 13th Floor, San Francisco, California 94105 ("Prior Trustee"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a banking association duly organized and existing under the laws of the United States of America and having its principal corporate trust office at 707 Wilshire Boulevard, 17th Floor, Los Angeles, California 90017 ("Successor Trustee ").

                                    RECITALS:

         WHEREAS, the Issuer appointed Prior Trustee as Trustee under (i) that certain Indenture dated as of April 13, 1993 (the "April Indenture"), by and between the Issuer and Prior Trustee in connection with the issuance of the Issuer's 7% Senior Notes Due 2003 (the "2003 Notes"), and (ii) that certain Indenture dated as of July 15, 1993 (the "July Indenture", and together with the April Indenture, the "Indentures"), by and between the Issuer and Prior Trustee in connection with the issuance of the Issuer's 6.375% Senior Notes Due 2005 (the "2005 Notes"), 7.25% Senior Notes due 2009 (the "2009 Notes") and 7.875% Debentures due 2013 (the "2013 Notes");

         WHEREAS, the Securities (as such term is defined in the Indentures) were originally authorized and issued under the Indentures;

         WHEREAS, as of the date hereof, there are $209,756,000 aggregate principal amount of 2003 Notes outstanding, $300,000,000 aggregate principal amount of 2005 Notes outstanding, $400,000,000 aggregate principal amount of 2009 Notes outstanding and $155,000,000 aggregate principal amount of 2013 Notes outstanding;

         WHEREAS, the Issuer desires to remove Prior Trustee and appoint Successor Trustee as Trustee to succeed Prior Trustee in such capacity under the Indentures; and

         WHEREAS, Successor Trustee is willing to accept such appointment as Successor Trustee under the Indentures;

         NOW, THEREFORE, the Issuer, Prior Trustee and Successor Trustee, for and in consideration of the premises of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

                                   ARTICLE I

                                  PRIOR TRUSTEE

         Section 1.01 Prior Trustee hereby acknowledges its removal as Trustee under each of the Indentures.

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         Section 1.02 Prior Trustee hereby assigns, transfers, delivers and confirms to successor trustee all right, title and interest of Prior Trustee in and to the trusts of the Trustee under the Indentures and all the rights, powers and trusts of the Trustee under the Indentures. Prior Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers and trust hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee under the Indentures.

                                   ARTICLE II

                                   THE ISSUER

         Section 2.01 The Issuer hereby acknowledges the removal of Prior Trustee as Trustee under the Indentures.

         Section 2.02 All conditions relating to the appointment of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Successor Trustee under the Indentures have been met by the Issuer, and the Issuer hereby appoints Successor Trustee as Trustee under the Indentures with like effect as if originally named as Trustee in the Indentures.

         Section 2.03 Notwithstanding the removal of Prior Trustee under the Indentures, the Issuer shall remain obligated to compensate, reimburse and indemnify Prior Trustee for the services rendered under the Indentures, including the related cost of its counsel, in each case subject to the applicable provisions of the Indentures.

                                  ARTICLE III

                                SUCCESSOR TRUSTEE

         Section 3.01 Successor Trustee hereby represents and warrants to Prior Trustee and to the Issuer that Successor Trustee is not disqualified to act as Trustee under the Indentures.

         Section 3.02 Successor Trustee hereby accepts its appointment as Successor Trustee under the Indentures and accepts the rights, powers, duties and obligations of Prior Trustee as Trustee under the Indentures, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee under the Indentures.

                                   ARTICLE IV

                                  MISCELLANEOUS

         Section 4.01 This Agreement and the removal, appointment and acceptance effected hereby shall be effective as of the opening of business on March 28, 2003.

         Section 4.02 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.


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         Section 4.03 Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

         Section 4.04 The persons signing this Agreement on behalf of the Issuer, Successor Trustee and Prior Trustee are duly authorized to execute it on behalf of the each party, and each party warrants that it is authorized to execute this Agreement and to perform its duties hereunder.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Removal,
Appointment and Acceptance to be duly executed and acknowledged all as of the day and year first above written.

                                     DOLE FOOD COMPANY, INC.,
                                     as Issuer

                                     By:  /s/ C. Michael Carter
                                         ---------------------------------------
                                     Name:  C. Michael Carter
                                     Title: Vice President, General Counsel and
                                            Corporate Secretary


                                     J. P. MORGAN TRUST COMPANY,
                                     NATIONAL ASSOCIATION,
                                     as Prior Trustee

                                     By:  /s/ James Nagy
                                         ---------------------------------------
                                     Name:  James Nagy
                                     Title: Assistant Vice President


                                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                     as Successor Trustee

                                     By:  /s/ Frank McDonald
                                         ---------------------------------------
                                     Name:  Frank McDonald
                                     Title: Vice President


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